Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Food Lion-Anchored Shopping Center in Suburban Baltimore for $16.6 Million

Phillips Edison – ARC Announces Third Acquisition within the Fourth Quarter 2011

CINCINNATI, OH, November 10, 2011—Phillips Edison – ARC Shopping Center REIT Inc., (the “Company”) a publicly registered, non-traded REIT focused on acquiring grocery-anchored shopping centers, today announced it has acquired Burwood Village Center, a 105,834 square foot shopping center located in Glen Burnie, Maryland for $16.6 million. Burwood Village Center is anchored by Food Lion, one of the top grocers in the area, which is on a long term lease through October 2022. Other key tenants include Dollar General, CVS Pharmacy and Dunkin Donuts. The shopping center is 98.3 percent occupied.

Burwood Village Center benefits from a stable market and attractive demographics. The shopping center is located in a suburban community of Baltimore, where more than 180,000 people with average household incomes of $70,000 live within five miles of the shopping center. The Baltimore Metropolitan Area, the 21st largest in the country, has approximately 2.7 million residents.

This transaction represents the third grocery-anchored property acquisition for the company in the fourth quarter of 2011. This property, along with other properties previously acquired, are expected to be contributed to the PECO-ARC Institutional Joint Venture I, which was announced last month.

“The acquisition of the Burwood Village Center reflects our continued focus of purchasing high-quality shopping centers anchored by leading grocers in stable markets at attractive prices,” said John Bessey, president of Phillips Edison – ARC Shopping Center REIT, Inc. “We believe that the acquisition of conveniently-located grocery-anchored centers at appealing prices will be accretive to shareholder value.”

A complete list of the Company’s portfolio can be found here.

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Phillips Edison – ARC Shopping Center REIT Buys Center in Suburban Baltimore	Page Two

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison – ARC Shopping Center REIT (the “company”) is a combined effort between two leading real estate companies: Phillips Edison & Company, the largest private owner operator of grocery-anchored shopping centers in the US, and American Realty Capital, a leading sponsor and equity raiser in the non-traded REIT industry. Through Realty Capital Securities, its broker dealer, American Realty Capital has raised over $3.4 billion of equity capital for direct investment programs. The company is backed by Phillips Edison & Company founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry, have placed more than $1.8 billion to acquire over 250 shopping centers in 35 states. The company invests primarily in well-located grocery-anchored neighborhood and community shopping centers throughout the United States. For more information, visit http://www.phillipsedison-arc.com.

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This release contains forward-looking statements. These include statements regarding the intent, belief or current expectations of the Company as well as the assumptions on which such statements are based and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. These statements are subject to risks that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties that could cause the Company’s actual results to differ materially from those presented in its forward-looking statements: The Company’s revenue is affected by the success and economic viability of its anchor tenants. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and the Company cannot assure you that there will be growth in the value of its properties.

For more information, visit http://www.phillipsedison-arc.com.

To arrange interviews with Phillips Edison – ARC Shopping Center REIT Inc. executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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